Exhibit 10.11

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of September 6, 2001 (the “Effective Date”), by and between Netblades, Inc., a Delaware corporation with its headquarters located in Lexington, Massachusetts (the “Employer”), and Vijay Manwani (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

1.             Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

2.             Capacity. The Executive shall initially serve the Employer as co-founder, Vice President and Chief Technology Officer, subject to appointment to such office by the Board of Directors of the Employer (the “Board of Directors”), which appointment shall not be unreasonably withheld or delayed. The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors or the Chief Executive Officer, subject to the provisions of Section 6 hereof. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors or the Chief Executive Officer.

3.             Term. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the “Term”) shall be four (4) years from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the fourth anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than thirty (30) days prior to the date of any such anniversary of such party’s election not to extend the Term.

4.             Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

(a)           Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at the annual rate of One Hundred Seventy Five Thousand Dollars ($175,000), subject to increase from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Salary shall be payable in periodic installments in accordance with the Employer’s usual practice for its senior executives.

(b)           Bonus. The Executive shall be entitled to participate in any annual incentive program established by the Board of Directors or the Compensation Committee with such terms as may be established in the sole discretion of the Board of Directors or Compensation Committee.

(c)           Regular Benefits. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans which the Employer may from time to time have in effect for similarly situated senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(d)           Taxation of Payments and Benefits. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(e)           Exclusivity of Salary and Benefits. The Executive shall not be entitled to any payments or benefits other than those described in or provided under this Agreement or the Stock Purchase and Stock Restriction Agreement dated August 7, 2001 (the “Stock Agreement”).

5.             Extent of Service. During the Executive’s employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors or the Chief Executive Officer, devote the Executive’s full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; provided that nothing in this Agreement shall be construed as preventing the Executive from engaging in religious, charitable or other community or non-profit activities that do not impair the Executive’s ability to fulfill the Executive’s duties and responsibilities under this Agreement.

6.             Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a)           Termination by the Executive. The Executive’s employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors (specifying whether such termination is for Good Reason) at least thirty (30) days prior to such termination. If the Executive terminates his employment for Good Reason (as defined below), such written notice shall so specify, and Executive shall be entitled to Termination Benefits as provided in Section 6(d) hereof.

“Good Reason” means the occurrence of any of the following events:  (i) a substantial adverse change in the nature or scope of the Executive’s responsibilities,

authorities, powers, functions or duties; (ii) a reduction in the Executive’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the Executive is principally employed to a location more than 50 miles from such offices; or (iv) any material breach of any provision of this Agreement by Employer.

Good Reason will not exist unless the Executive has provided the Employer with reasonable notice and an opportunity to cure any of the events listed in (i), (ii) and (iv) above and the Employer has failed to cure within a reasonable period, but in any event not more than 30 days after receiving such notice.

(b)           Termination by the Employer Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive’s employment under this Agreement may be terminated by the Employer without cause upon written notice to the Executive by a vote of the Board of Directors.

(c)           Termination by the Employer for Cause. The Executive’s employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute “cause” for such termination:

(i)            the commission of any act by the Executive constituting material financial dishonesty against the Employer (which act would be chargeable as a crime under applicable law);

(ii)           the Executive’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which would, as determined in good faith by the Board:  (A) materially adversely affect the business or the reputation of the Employer with its current or prospective customers, suppliers, lenders and/or other third parties with whom it does or might do business; or (B) expose the Employer to a risk of civil or criminal legal damages, liabilities or penalties;

(iii)          the repeated failure by the Executive to follow the reasonable directives of the Employer’s Chief Executive Officer or Board;

(iv)          any gross negligence, material misconduct or material, willful and deliberate non-performance of duty by the Executive in connection with the business affairs of the Employer; or

(v)           any material breach of any provision of this Agreement by the Executive which, in the case of a breach that is capable of being cured, is not corrected after notice and a reasonable opportunity to cure (which period shall in no event be less than 21 days).

(d)           Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive’s employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive’s employment with the Employer pursuant to Section 6(a) (for Good Reason only) or 6(b), the Employer shall provide to the Executive the following termination benefits (“Termination Benefits”):

(i)            continuation of the Executive’s Salary at the rate then in effect pursuant to Section 4(a); and

(ii)           continuation of the Executive’s rights to all benefits identified in Section 4(c) as if the Executive were employed on a full-time basis.

The Termination Benefits set forth in (i) and (ii) above shall continue effective until six (6) months after the date of termination. Payment of Termination Benefits may be conditioned upon receipt by the Employer of a general release of claims by the Executive in a form reasonably satisfactory to the Employer.

(e)           Disability. If in the judgment of the Board of Directors the Executive shall be disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation, the Chief Executive Officer or the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive’s full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer’s policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six (6) months or (ii) the remainder of the Term.

7.             Confidential Information, Noncompetition and Cooperation.

(a)           Confidential Information and Noncompetition. The Executive has entered into the Employer’s Agreement Concerning Confidentiality, Inventions, Documents, Nonsolicitation and Unfair Competition on the date hereof, a copy of which is attached to this Agreement.

(b)           Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate reasonably with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate reasonably with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Employer. The Employer shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(b).

(c)           Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 8 of this Agreement, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to seek an injunction or other appropriate equitable relief to restrain any such breach.

8.             Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or the Stock Agreement or the breach thereof, or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8. The Employer shall pay all administrative fees and arbitrator’s fees and expenses related to any arbitration. Each party shall pay the cost of his or its own legal fees and expenses in connection with any arbitration or litigation provided that if the Executive prevails in such arbitration or litigation, the Employer shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in connection with the arbitration or litigation.

9.             Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

10.           Integration. This Agreement, together with the Agreement Concerning Confidentiality, Inventions, Documents, Nonsolicitation and Unfair Competition between the Executive and the Employer and the Stock Restriction Agreement between the Executive and the Employer, each of even date herewith, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

11.           Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

12.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.           Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.           Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer, at its main offices, attention of the Board of Directors, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

15.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

16.           Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

17.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

NETBLADES, INC.

By:	/s/ Dev Ittycheria
	Name:	Dev Ittycheria
	Title:	Chief Executive Officer

/s/ Vijay Manwani
Vijay Manwani